Exhibit 99.1
                                                                    ------------


Press Release

Rheometric Scientific Signs Agreement With
Waters Corporation For Sale of Rheology Business
Company Intends to Focus Efforts on Life Sciences


PISCATAWAY, N.J.--Oct. 14, 2002--Rheometric Scientific, Inc. (AMEX: RHM - News), a leading provider of computer-controlled materials test systems used for physical property measurements, today announced that it has signed an Asset Purchase Agreement with Waters Corporation (NYSE:WAT - News).

Under the terms of the agreement, the TA Instruments Division of Waters will acquire Rheometric Scientific's rheology instruments and services business for $17 million in cash and the assumption of up to $6 million in liabilities. Rheometric Scientific retains its life sciences business. This transaction, which is subject to stockholder approval, certain material third party consents and customary closing conditions, is expected to close before the end of 2002. Proceeds from the sale will be used in part to retire all of the Company's bank debt, pay down certain other obligations, buy out the Company's lease obligation at its Piscataway, NJ headquarters and fund the working capital needs of the Company's life sciences business.

Robert M. Castello, Chairman of the Board and Chief Executive Officer stated, "The board of directors unanimously approved this course of action which allows us to focus on the more attractive growth prospects of our life sciences business. Entering that business was fundamental to our original strategic plan and was accomplished through two key acquisitions. The global capital equipment recession of the past two years has placed a significant strain on our ability to adequately fund both our core rheology and new life sciences businesses. With their commitment to the physical properties measurement business, Waters is better positioned to provide to our existing customers, suppliers, and employees the resources necessary to carry on and build upon our leadership position in rheology."

Paul S. Mangano, President and Chief Operating Officer commented that the initial vision of the Company was to build a life sciences business with higher growth potential to complement the more mature, low growth rheology business. Today, the Company's life sciences business, which will be renamed, has grown to represent approximately 18% of the Company's total revenue.

The  life  sciences  business  markets  and  services  a line  of  optical-based instruments for protein and biomeolecular characterization and has recently introduced an instrument using plasmon waveguide resonance (PWR) technology. This novel spectroscopic technique was licensed and developed under a cooperative agreement


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with the  University  of  Arizona  and  allows  researchers  to study  molecular interactions, protein structure changes and molecular orientation in membrane environments. The PWR technology is currently being offered on a limited, application-specific basis.

Applications of the PWR technology currently available include studying membrane-bound proteins and peptides, studying interactions and structures, and characterizing lipid bilayers. The PWR technology is used in the study of G-protein-coupled receptors (GCPRs), a class of membrane proteins involved in cell signaling and regulations. GCPRs play a significant role in many physiological activities, including pain regulation and cardiovascular and neurological behavior, making them important potential therapeutic drug candidates.

More information about Rheometric Scientific and its life sciences business can be found on the World Wide Web at www.rheosci.com, www.protein-solutions.com, or by calling 800-735-8550.

This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual results to differ materially from those projected. The Company assumes no obligation to update its forward-looking statements or advise of changes in the assumptions and factors on which they are based. Specific risk factors may be detailed from time to time in the Company's Securities and Exchange Commission filings.

Contact:

         Rheometric Scientific, Inc.
         Joseph Musanti, 732/560-8550
         musanti@rheosci.com
         or
         Agency Contact:
         SG&W
         Monique Klares, 973/263-5293
         mklares@sgw.com